Scottish Re Appoints William Spiegel as New Director

HAMILTON, Bermuda--(BUSINESS WIRE)--Jan. 3, 2005--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, today announced that its Board of Directors has named William Spiegel as a Director of the Company.

"We are pleased that William is joining our Board of Directors. His financial expertise and understanding of our industry will help guide the Company through its next phase of growth," said Scott Willkomm, CEO of Scottish Re Group Limited. "William and The Cypress Group have provided Scottish Re with both financial support and valuable advice that are helping us move to a new level in the reinsurance industry."

Mr. Spiegel is Managing Director with The Cypress Group ("Cypress"), which manages more than $3.5 billion in private equity funds. Simultaneous with the December 31, 2004 closing of Scottish Re's acquisition of ING Re's U.S. Individual Life Reinsurance Business, Scottish Re closed on $180 million in new capital provided by Cypress. Cypress is now Scottish Re's largest shareholder and Mr. Spiegel's appointment to the Board is part of Cypress' commitment to Scottish Re.

Mr. Spiegel has been with Cypress since its formation in 1994 and currently manages the firm's efforts in the healthcare and financial services industries. Prior to Cypress, Mr. Spiegel was a member of the Merchant Banking Group at Lehman Brothers. Over the course of his career, Mr. Spiegel has worked on private equity transactions across a wide range of industries. He is a director of Catlin Group Ltd., FGIC Corporation, MedPointe Inc., and Montpelier Re Holdings Ltd.

Mr. Spiegel received an M.B.A. from the University of Chicago, an M.A. in Economics from the University of Western Ontario, and a B.Sc. in Economics from the London School of Economics.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

About The Cypress Group

The Cypress Group is a New York-based private equity group which manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Cypress has committed over $4 billion in 32 transactions. Investments made by Cypress include Cinemark, Inc.; AMTROL, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC; MedPointe Inc.; Montpelier Re Holdings, Ltd.; Republic National Cabinet Corp.; Catlin Group Ltd.; The Meow Mix Company; Financial Guaranty Insurance Company (FGIC); Communications & Power Industries, Inc.; Affinia Group Inc.; Stone Canyon Entertainment Corporation; and Cooper-Standard Automotive. The Cypress website address is: www.cypressgp.com.

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    CONTACT: Brunswick Group
             Ellen Barry/Diana Drobiner, 212-333-3810

    SOURCE: Scottish Re Group Limited